Exhibit 4

                             RESTATED
                   CERTIFICATE OF INCORPORATION
                                OF
                  TRECOM BUSINESS SYSTEMS, INC.



                             I.  Name
                            ---------

     The name of this corporation is Trecom Business Systems, Inc.


                 II.  Registered Office and Agent
                 --------------------------------

     The registered office of this corporation is 1209 Orange
Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation
Trust Company.


                          III.  Purpose
                          -------------

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.


                  IV.  Authorized Capital Stock
                  ------------------------------

     This corporation is authorized to issue only one class of shares of stock, and the total number of shares which this corporation is authorized to issue is ten thousand (10,000) shares of common stock with a par value of $.001 per share.


                       V.  Written Ballots
                       --------------------

     Except in the event of cumulative voting, elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.


                     VI.  Amendment of Bylaws
                    -------------------------

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal Bylaws of this corporation.


                  VII.  Limitation of Liability
                  -----------------------------

     To the fullest extent permitted by law, no director of this corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of this corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.